Exhibit h(23)

AMENDMENT NO. 7

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 7 To Amended And Restated Transfer Agency And Services Agreement, dated as of December 31, 2018 (“Amendment No. 7”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C of the Current Agreement (as defined below) (a “Current Portfolio”), each in its individual and separate capacity. Capitalized words used in this Amendment No. 7 but not defined in this Amendment No. 7 shall have the meaning ascribed to them in the Current Agreement.

Background

BNYM (under its former name, PFPC Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008 (“Original Agreement”), BNYM (under its former name, PNC Global Investment Servicing (U.S.) Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into amendments to the Original Agreement, dated as of May 1, 2009 and July 1, 2010, and BNYM and the Investment Company entered into Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as of July 1, 2017, Amendment No. 4 To Amended And Restated Transfer Agency And Services Agreement, dated as of March 1, 2018 (collectively, the Original Agreement and all amendments thereto through March 1, 2018 are referred to herein as the “Current Agreement”), and Amendment No. 5 To Amended And Restated Transfer Agency And Services Agreement, dated as of September 21, 2018 (“Amendment No. 5”) and Amendment No. 6 To Amended And Restated Transfer Agency And Services Agreement, dated as of October 30, 2018 (“Amendment No. 6”). The parties intend that the Current Agreement be further amended as set forth in this Amendment No. 7.

Pursuant to Section 13.2 of the Current Agreement BNYM provided the Investment Company and Portfolios with a notice of non-renewal dated March 23, 2018 (“March 23 Non-Renewal Notice”) which the parties mutually agree, in the absence of any further action by the parties, would have caused the Current Agreement to terminate at 11:59 PM (Eastern Time) on September 30, 2018. Amendment No. 5 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on October 31, 2018, and Amendment No. 6 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on December 31, 2018. The parties wish to further extend the time and date that the Current Agreement will terminate by virtue of the March 23 Non-Renewal Notice and accordingly are entering into this Amendment No. 7.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.        Extension Of Termination Date. BNYM and Investment Company agree that the time and date that the Current Agreement shall terminate due to the sending and receipt of the March 23 Non-Renewal Notice shall be 11:59 PM (Eastern Time) on June 30, 2019 (“Initial Termination Date”); provided, however, this termination time shall be automatically and successively extended on June 30, 2019 and in each following calendar month to 11:59 PM (Eastern Time) on the last day of the next calendar month

Exhibit h(23)

unless either party sends a notice not less than 15 days in advance of the next occurring termination date declaring that the termination time of the Current Agreement shall not be further extended.

2.        Termination Fee.

(a)        Each Current Portfolio shall pay to BNYM on July 1, 2019 the sum of $66,667 (Sixty-Six Thousand, Six Hundred, Sixty-Seven Dollars) by the Fedwire Funds Service of the Federal Reserve System in same day funds (“Termination Fee I Amount”) in the event (i) all Current Portfolios do not on or before June 30, 2019 directly, or indirectly through an advisor, management company, administrator or other service provider or affiliate of such a service provider, execute and deliver to The Bank Of New York Mellon, or an affiliate, a fully enforceable custody agreement with The Bank Of New York Mellon, or an affiliate, as applicable, and execute and deliver to BNYM, or an affiliate, a fund accounting and administration agreement with BNYM, or an affiliate, as applicable (collectively, the “Companion Agreements”), and (ii) all Current Portfolios do not on or before June 30, 2019 commence receiving services pursuant to both Companion Agreements for which fees are payable under all fee agreements applicable to the Companion Agreements.

(b)        In the event the Current Portfolios or any one of them terminate their receipt of any services from BNYM under the Current Agreement at any time on or prior to June 30, 2019 or send a notice of non-renewal with respect to the Initial Termination Date, then each Current Portfolio shall pay to BNYM by Fed wire in same day funds the Termination Fee I Amount. The Current Portfolios shall be obligated to pay the Termination Fee I Amount prior to any preparation for any deconversion of the files and records of the Current Portfolios to a successor service provider (“Deconversion”). The Current Portfolios shall also owe all amounts provided for under the fee agreement applicable to the Current Agreement, whether accrued or estimated, until Deconversion occurs and shall also owe all reasonable fees and expenses associated with a Deconversion charged by BNYM, whether accrued or estimated (collectively, all of the foregoing service amounts and deconversion amounts being the “Termination Costs”), and shall be obligated to pay all Termination Costs by the Fedwire Funds Service of the Federal Reserve System in same day funds prior to any Deconversion. For avoidance of doubt, BNYM shall not be obligated to perform a Deconversion until it has received payment as stipulated above of the Termination Fee I Amount and the Termination Costs and any associated clearance, settlement or return period has expired.

(c)        Any amounts paid under Section 2(a) shall offset any obligation under Section 2(b) and any amounts paid under Section 2(b) shall offset any obligation under Section 2(a).

(d)        In the event the Current Portfolios or any one of them have not terminated the Current Agreement on or before June 30, 2019 or sent a notice of non-renewal with respect to the Initial Termination Date or continued to receive services under the Current Agreement at any time after June 30, 2019, and the Companion Agreements have not been executed and delivered on or before June 30, 2019 as provided in Section 2(a):

(i)

Each Fund shall pay to BNYM the Termination Fee I Amount (if it has not been paid in accordance with Section 2(a) or 2(b) above) and in addition an amount calculated in accordance with the following (“Termination Fee II Amount”): A times B, where

(A)

A is the mixed number equal to the number of full and partial calendar months elapsed between June 30, 2019 and the date of a Deconversion, or if earlier the date BNYM’s performance of all services under the Current Agreement ceases; and

(B)	B is $11,111.11.

Exhibit h(23)

(ii)

In the event the Current Portfolios terminate services provided under the Current Agreement in increments, the Current Portfolios shall owe the above Termination Fee II Amount (in addition to the Termination Fee I Amount if it has not been paid in accordance with Section 2(a) or 2(b) above) calculated as provided above through the final day any service is provided.

(iii)

In addition to the Termination Fee I Amount (if it has not been paid in accordance with Section 2(a) or 2(b) above) and the Termination Fee II Amount, the Current Portfolios shall be obligated to pay all associated Termination Costs, and shall be obligated to pay all such amounts by the Fedwire Funds Service of the Federal Reserve System in same day funds prior to any Deconversion. For avoidance of doubt, BNYM shall not be obligated to perform a Deconversion until it has received payment as stipulated of the Termination Fee I Amount (if it has not been paid in accordance with Section 2(a) or 2(b) above), the Termination Fee II Amount and the Termination Costs and any clearance, settlement or return period has expired.

(e)

For clarification: If the conditions of clauses (i) and (ii) of Section 2(a) are satisfied in full, the Current Portfolios will be obligated to pay the Termination Fee I Amount, Termination Fee II Amount and the Termination Costs in accordance with the foregoing requirements only if one or more of the Current Portfolios terminate the Current Agreement or take actions pursuant to Section 1 that cause the Current Agreement to terminate, other than a termination that occurs due the execution and effectiveness of a replacement transfer agency agreement.

2.        Remainder of Current Agreement. Except as explicitly amended by this Amendment No. 7, the terms and provisions of the Current Agreement are hereby ratified and remain in full force and effect.

3.        Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 7.

4.        Entire Agreement. This Amendment No. 7 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.        Facsimile Signatures; Counterparts. This Amendment No. 7 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 7 or of executed signature pages to this Amendment No. 7 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 7.

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Exhibit h(23)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be executed by their duly authorized officers as of the day and year first written above.

Domini Investment Trust, on its own behalf and on behalf of each Portfolio listed on Schedule C to the Current Agreement,		BNY Mellon Investment Servicing (US) Inc.
each in its separate and individual capacity		By:	/s/ Robert C. Jordan

By:	/s/ CM Laible	Name:	Robert C. Jordan

Name:	Carole Laible	Title:	Director

Title:	President